Exhibit 99.1
From the Chicago Tribune, Sunday, September 25, Voice of the People (letter) appearing under the heading “Electricity rates that are fair and lawful.”
I am writing in response to the Sept. 14 editorial “Power Struggle.” The editorial states that I am “intent on getting in the way” of Commonwealth Edison’s efforts to set the price of electricity through a “reverse auction.”
Let me be clear: While I support the move from regulation to competition, I am intent on preventing any unlawful rate increases that would hurt consumers and businesses—and, ultimately, the Illinois economy.
While Illinois law authorizes a transition to a competitive market for electricity, before this can occur the law requires that the Illinois Commerce Commission certify that there is a competitive market among electricity suppliers.
ComEd concedes that a competitive market has not developed for any residential and most business customers. These captive customers have one source for electricity—ComEd. Therefore the law currently prohibits ComEd from charging market-based rates to these customers.
In addition to being unlawful, ComEd’s proposal will unfairly raise electricity rates. ComEd admits that under its proposed auction, electricity rates for all residential and most business customers will rise dramatically—ComEd’s own estimates range from 15 percent to 20 percent.
The cost of generating electricity at Illinois nuclear power plants, however, actually has decreased since the mid-1990s. These power plants, which ComEd customers paid to build and maintain, generate electricity at about a penny per kilowatt hour—making electricity from these plants some of the lowest-cost electricity in the nation.
ComEd claims that it will not profit from market-based rates, but only will pass along the costs to customers without any markup. While ComEd technically may not profit from market-based rates, ComEd’s corporate parent, Exelon, will generate a $1 billion increase in profits by using one of its other subsidiaries, Exelon Generation, to sell electricity at higher rates to ComEd through the auction.
Similarly ComEd’s attempt to link the need for a rate increase to its ability to maintain reliability is a scare tactic. To address reliability, ComEd already has requested a separate 6 percent rate hike (in addition to the rate hike that would result if an auction were approved) to fund maintenance of its local distribution system.
Illinois law provides that the attorney general is responsible for “protecting the rights and interests of the public” in the provision of electric service “both during and after the transition to a competitive market.” As attorney general, I intend to ensure that ComEd and the ICC follow the law so that Illinois captive residential and business customers pay rates that are fair, reasonable and lawful.
Lisa Madigan, Attorney general
State of Illinois